CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE TO INCREASE DEPLOYED CAPACITY APPROXIMATELY 21% WITH ADDITIONAL VESSEL; NEW SERVICE TO INCLUDE DOMINICAN REPUBLIC

To Take Delivery of 1,000 New 53’ Containers and 850 New 53’ Chassis

Jacksonville, FL – April 3, 2007 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported that it will deploy one additional Triplestack Box Carrier® vessel in a service that will augment its existing Puerto Rico service and add the Dominican Republic as a market served by the Company’s unique 53' transportation system. The new service is expected to commence in the third quarter. In addition to linking the ports of Jacksonville and Puerto Plata, Dominican Republic, the new service will connect San Juan with Puerto Plata and will provide additional service between Jacksonville and San Juan. The Dominican Republic, with a population of more than nine million, has a $74 billion economy that grew 7.2% in 2006. On March 1, 2007, the White House announced that DR-CAFTA has been implemented with respect to the Dominican Republic and this agreement is expected to further enhance trade with the Dominican Republic.

The deployment of the additional Triplestack Box Carrier®, which has a capacity of 281 53’ containers, will represent a 20.5% increase in total capacity to all markets. The Company will then have five vessels deployed in liner service, with two remaining Triplestack Box Carrier® vessels available for charter or additional liner service expansion.

Trailer Bridge will begin taking delivery of 1,000 new 53’ owned containers and 850 new 53’ owned chassis in May. This equipment is sufficient to operate the newly deployed vessel at full utilization and is being built to the Company’s specifications. The containers will have more inside cubic space than Trailer Bridge’s existing containers and will have 107” door openings, 5” above existing containers. Included in the equipment order will also be five special prototype 53’ containers, the first such containers built in the world, which the Company believes could have particular applicability in its markets and which it will be test-marketing with selected shippers.

John D. McCown, Chairman and CEO, said, “After much analysis, we have developed a plan that is an exciting and logical next step for our superior 53’ transportation system. This is a metered expansion relative to the large markets we serve but it brings with it multiple benefits for shippers, including more frequency, more lanes and more inside cube. Our plan fits with a goal of building upon the tangible differences in a unique system whose 79.5% fourth quarter operating ratio made us the best performing liner operator in the world. Continued investment in innovative hard assets is a winning strategy in the Jones Act liner sector and we are looking forward to extending the benefits of our integrated 53’ transportation system to current and potential new customers.”

Trailer Bridge, Inc.	Page 2
April 3, 2007

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of implementing the new deployment, economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico and Dominican Republic trade lanes and changes in rate levels for transportation services offered by the Company.

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